Exhibit (j)

CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 23, 2011, relating to the financial statements which appear in the October 31, 2011 Annual Report to Shareholders of the Fixed Income SHares: Series C Portfolio, Fixed Income SHares: Series M Portfolio, and Fixed Income SHares: Series R Portfolio (each a portfolio of the Allianz Global Investors Managed Accounts Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri

June 1, 2012